EXHIBIT 10.1

CĪON INVESTMENT CORPORATION

EAST WEST BANK

LOAN AND SECURITY AGREEMENT

   This LOAN AND SECURITY AGREEMENT dated as of April 30, 2015 is entered into by and between EAST WEST BANK ("Bank") and CĪON INVESTMENT CORPORATION, a Maryland corporation (“Borrower”).

RECITALS

   Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower.  This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

   The parties agree as follows:

   1.    DEFINITIONS AND CONSTRUCTION.

       1.1       Definitions. As used in this Agreement, the following terms shall have the following respective definitions:

                                            “Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

                                            “Advance Period” means, with respect to each Advance, ninety (90) days from the date such Advance is made by Bank.

                                            “Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, partners and members.

                                            “Bank Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

            “Borrowing Base” means an amount equal to the lesser of (i) the average monthly net proceeds received by Borrower from the sale of its equity securities during the trailing three (3) month period ending on the last day of the immediately preceding calendar month of Borrower or (ii) fifty percent (50%) of Collateral, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.

            “Borrowing Base Certificate” is a borrowing base certificate in form attached hereto as Exhibit C.

            “Borrower’s Books” means all of Borrower’s books and records including:  ledgers; records concerning Borrower’s assets or liabilities, business operations or financial condition; and all computer programs, tape files, and the equipment containing such information.

                                            “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

            “Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

            “Charter Documents” means the Articles/Certificate of Incorporation with respect to Borrower any other governing charter document of a Person, and any other organizational, formation, or operational documents of a Person.

            “Closing Date” means the date of this Agreement.

            “Code” means the California Uniform Commercial Code.

            “Collateral” means the Eligible Loans described on Exhibit A, as updated from time to time by Loan Supplements delivered to Bank by Borrower; provided that the Collateral shall not be deemed updated until the date two (2) Business Days after Bank’s receipt of any such Loan Supplement.

            “Compliance Certificate” means a certificate in substantially the form attached as Exhibit D.

            “Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

            “Credit Extension” means each Advance or any other extension of credit by Bank for the benefit of Borrower hereunder.

            “Daily Balance” means the amount of the Obligations owed at the end of a given day.

            “Eligible Loans” means Loans that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.3.  Unless otherwise agreed to by Bank, Eligible Loans shall not include the following:

            (a)      Loans that are not senior first or senior second lien assets of Borrower;

            (b)      Loans that are not rated 1 or 2 in Borrower’s Investment Rating System; and

            (c)      with respect to Loans with a Fair Market Value that exceeds twenty-five percent (25%) of total Fair Market Value of all Collateral, that portion of each such Loan that represents such excess.

            “Event of Default” means any one or more of the events specified in Article 8.

            “Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

            “Fair Market Value” means the fair value of Borrower’s Loans as set forth in Borrower’s latest Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, in each case as filed with the SEC, or the cost of Borrower’s Loans acquired since the latest such filing.

            “Fee Letter” means that certain Fee Letter by Borrower to Bank with respect to certain fees owing from Borrower to Bank, dated as of the Closing Date.

            “Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding current accounts payable in the ordinary course of business), including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

            “Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

            “Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

            “Investment Rating System” has the meaning assigned in Borrower’s latest Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, in each case as filed with the SEC.

            “Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

            “Loans” means loan assets in Borrower’s loan portfolio.

            “Loan Documents” means, collectively, this Agreement, the Fee Letter, any note or notes executed by Borrower and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

            “Loan Supplement” is the form attached hereto as Schedule 1.

            “Management Agreement” means that certain Investment Sub-Advisory Agreement by and among Borrower, CĪON Investment Management, LLC and Apollo Investment Management, L.P., dated as of June 26, 2012.

            “Material Adverse Effect” means a material adverse effect on (i) the business, operations, condition (financial or otherwise) or prospects of Borrower, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) priority of Bank’s security interests in the Collateral.

            “Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

            “Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

            “Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

            “Permitted Indebtedness” means:

            (a)  Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

            (b)  Indebtedness of Borrower arising out of or relating to equipment or software leases entered into by Borrower in the normal course of business;

            (c)  (i) other capital lease obligations incurred in the ordinary course of Borrower’s business and (ii) Indebtedness incurred for payment of premiums on insurance policies; which shall not exceed, with respect to (i) and (ii), collectively, One Million Dollars ($1,000,000) in the aggregate;

            (d)  any other Indebtedness of Borrower that does not violate the Charter Documents;

            (e)  payment of management fees in accordance with and pursuant to the Management Agreement; and

            (f)       trade payables incurred in the ordinary course of Borrower’s business.

            “Permitted Investment” means:

            (a)  (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A 2 or P 2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank, and (iv) money market accounts; and

            (b)  any other Investments that do not violate the Charter Documents.

            “Permitted Liens” means the following:

            (a)  Liens granted in favor of Bank;

            (b)  Liens (i) upon or in any Equipment acquired or held by Borrower to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

            (c)      Liens to secure payment of worker’s compensation, employment insurance, old age pensions or other social security obligations of Borrower in the ordinary course of Borrower’s business;

            (d)  Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves (to the extent required by GAAP), provided the same have no priority over any of Bank’s security interests;

            (e)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in good faith by appropriate proceedings;

            (f)  deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

            (g)  Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) and (b) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

            (h)  any other Liens (other than Liens on the Collateral not granted in favor of Bank) that do not violate the Charter Documents.

            “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

            “Prime Rate” means the greater of three and one-quarter percent (3.25%) per year, or the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

            “Responsible Officer” means any of Mark Gatto, Co-President & Co-CEO, Michael Reisner, Co-President & Co-CEO, Keith Franz, Chief Financial Officer, or such other Person as designated in a certificate in form and substance acceptable to Bank delivered from time to time to Bank.

            “Revolving Facility” means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

            “Revolving Line” means aggregate Credit Extensions of up to Forty Million Dollars ($40,000,000).

            “Revolving Maturity Date” means one day prior to the first anniversary of the Closing Date.

            “Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

            “SEC” means the U.S. Securities and Exchange Commission.

            “Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank secured by the Collateral on terms acceptable to Bank in Bank’s reasonable discretion (and identified as being such by Borrower and Bank).

            “Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

                “US GAAP” means generally accepted accounting principles as in effect from time to time.

                              1.2.      Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with US GAAP and all calculations made hereunder shall be made in accordance with US GAAP.  When used herein, the terms “financial statements” shall include the notes and schedules thereto, if applicable.

    2.      LOAN AND TERMS OF PAYMENT.

      2.1.       Credit Extension

            (a)      Revolving Line.  Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Revolving Line or (B) the Borrowing Base.  Amounts borrowed pursuant to this Section may be repaid and reborrowed at any time prior to the Revolving Maturity Date.  Whenever Borrower desires an Advance, Borrower will notify Bank by electronic mail, facsimile transmission or telephone no later than 1:00 p.m. Pacific time, on the Business Day that the Advance is to be made.  Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B.  Subject to the terms and conditions of this Agreement, Bank is obligated to make Advances under this Agreement, based upon written instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s reasonable discretion such Advances are necessary to meet Obligations which have become due and remain unpaid.  Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance.  Bank will credit the amount of Advances made under this Section 2.1(a) only to Borrower’s designated deposit account.  Borrower shall use the proceeds of each Advance to finance the working capital and other corporate purposes of Borrower, including purposes related to making Permitted Investments and posting collateral.

            (b)      Overadvances.  If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

                              2.2        Interest Rates, Payments, and Calculations

                                            (a)      Interest Rate.  Except as set forth in Section 2.2(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a floating rate of interest equal to the Prime Rate plus three quarters of one percent (0.75%).

            (b)      Late Fee; Default Rate.  If any payment is not made within ten (10) days after the date such payment is due, Bank shall notify Borrower.  If Borrower has not made such payment within one (1) Business Day after receiving written notice from Bank, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5.00%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to three (3) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

            (c)      Payments. Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder in accordance with the terms herein.  Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.  Interest hereunder shall be due and payable on the last calendar day of each calendar quarter during the term hereof.  Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts at Bank.  Only if Borrower’s deposit accounts lack sufficient funds to pay such amounts when due, Bank shall charge such amounts against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.  Failure of Bank to draw interest, Bank Expenses, and Periodic Payments from Borrower’s deposit accounts in a timely manner shall not cause additional interest or penalties to accrue.  Notwithstanding anything to the contrary in this Agreement, on the Revolving Maturity Date, all Advances under this Section shall be immediately due and payable.  Borrower may prepay any Advances without penalty or premium.   All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

            (d)  Repayment of Advances.  Each Advance shall be repaid in full on or before the earlier of (i) the last day of the Advance Period with respect to which the Advance was made, and (ii) the Revolving Maturity Date.

            (e)  Computation.  In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.  All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

          2.3       Crediting Payments.  Prior to the occurrence and continuance of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies.  After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

                              2.4        Fees. Borrower shall pay to Bank, in addition to the fees set forth in the Fee Letter, the following:

                (a)  Unused Fee.  A fee equal to one half of one percent (0.50%) per annum on the Daily Balance of the unused portion of the Revolving Line during the applicable quarter, which fee shall be payable quarterly in arrears within five (5) days after receipt of an invoice therefor sent after the last day of each such quarter and shall be nonrefundable.

            (b)      Bank Expenses.  On the Closing Date, an amount equal to all Bank Expenses incurred through the Closing Date.  After the Closing Date, Borrower shall pay Bank all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they become due.

                              2.5        Additional Costs.  In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority:

            (a)      subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the income of Bank);

            (b)      imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

            (c) imposes upon Bank any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to the Obligations, Bank shall notify Borrower thereof.  Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank’s calculation thereof, all in reasonable detail; provided that Borrower shall not be required to compensate Bank for any increased costs or expenses or any income reductions incurred more than one hundred eighty (180) days following the application or interpretation of the applicable law, regulation, treaty, official directive, guideline or request giving rise to such increased costs or reductions.

                              2.6        Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

    3.       CONDITIONS TO CREDIT EXTENSIONS.

          3.1        Conditions Precedent to Initial Credit Extension.  The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

            (a)  this Agreement;

            (b)  the Fee Letter;

            (c)  a certificate with respect to incumbency and resolutions of Borrower, authorizing the execution and delivery of this Agreement;

            (d)  a UCC-1 Financing Statement reflecting Borrower as debtor and Bank as secured party;

            (e)  the Charter Documents;

            (f)  a duly executed copy of the Management Agreement;

            (g)      a control agreement, duly executed by U.S. Bank in favor of Bank;

            (h)      current Secretary of State Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

            (i)  payment of the fees and Bank Expenses then due specified in Section 2.5 hereof; and

            (j)  such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

                              3.2        Conditions Precedent to all Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

            (a)  receipt by Bank of (i) a Payment/Advance Form and (ii) a Borrowing Base Certificate signed by a Responsible Officer;

            (b)  the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension.  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

    4.               CREATION OF SECURITY INTEREST.

                              4.1       Grant of Security Interest.  Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of its covenants and duties under the Loan Documents.  Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

                              4.2       Perfection of Security Interest.  Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable.  Any such financing statements may be filed by Bank at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction.  Borrower shall from time to time endorse and deliver to Bank, at the reasonable request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.  Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement.  Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

                              4.3        Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver, or cause U.S. Bank to deliver, to Bank, at the reasonable request of Bank, all Negotiable Collateral and all other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

                              4.4        Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral, in each case at Bank’s expense, as long as an Event of Default has not occurred; provided that none of the foregoing actions shall unduly interfere with the business of Borrower.

    5.               REPRESENTATIONS AND WARRANTIES.

                              Borrower represents and warrants as follows:

                              5.1       Due Organization and Qualification.  Borrower and each Subsidiary is an entity, duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.

                              5.2       Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents and the request for each Advance hereunder are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Charter Documents, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound.  Borrower is not in default under any material agreement to which it is a party or by which it is bound.

                              5.3       Collateral.  Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge.  All Collateral is located solely with (i) U.S Bank and covered by a control agreement in form and substance satisfactory to Bank or (ii) Borrower.

                              5.3        No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

                              5.4        Charter Documents. The Charter Documents are in full force and effect in the form presented to Bank as of the Closing Date.

                              5.5        Name; Location of Chief Executive Office.   Borrower has not done business under any name other than that specified on the signature page hereof.  The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

                              5.6        Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency in which an adverse decision could have a Material Adverse Effect.

                              5.7       No Material Adverse Change in Financial Statements.  All financial statements related to Borrower that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s results of operations for the period then ended.  There has not been a material adverse change in the financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

                              5.8        Solvency, Payment of Debts.  Borrower is solvent and able to pay its debts (including trade debts) as they mature.

                              5.9        Regulatory Compliance. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Borrower has not violated any statutes, laws, ordinances or rules applicable to it except as would not have a Material Adverse Effect on Borrower.

                              5.10      Taxes.  Borrower has filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

                              5.11      Subsidiaries.  Borrower owns no stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

                              5.12      Intentionally Omitted.

                              5.13     Government Consents.  Except for authorizations to be obtained after the date hereof related to the issuance of its publicly registered securities, Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, the failure to obtain which could have a Material Adverse Effect.

                              5.14     Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

    6.               AFFIRMATIVE COVENANTS.

                              Borrower shall do all of the following:

                              6.1        Good Standing. Borrower shall maintain its and each of its Subsidiaries’  existence in its jurisdiction of organization and maintain qualification and good standing in each jurisdiction in which it is required to do so.  Borrower shall maintain in force all licenses, approvals and agreements necessary for the conduct of its and each of its Subsidiaries’ business as currently conducted.

                              6.2        Government Compliance.  Borrower and each of its Subsidiaries shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

                              6.3        Financial Statements, Reports, Certificates.  Borrower shall deliver to Bank:

            (a)      as soon as available, but in any case within ten (10) days after the end of each month, an updated capital table (including the dates and amounts of any capital raised from the market during the trailing three (3) month period), in form and substance reasonably satisfactory to Bank;

            (b)      as soon as available, but in any case within forty-five (45) days after the end of each fiscal quarter, other than the quarter ending December 31st, and with each request for an Advance with respect to (iii), below, (i) an internally prepared quarterly financial statement for Borrower (including a balance sheet and income, and cash flow statements, prepared in accordance with GAAP), respectively, certified by a Responsible Officer, (ii) a Compliance Certificate signed by a Responsible Officer , (iii) a Borrowing Base Certificate signed by a Responsible Officer and (iv) Borrower’s latest Quarterly Report on Form 10-Q filed with the SEC;

            (c)      as soon as available, but in any case within ninety (90) days after the last day of each fiscal year, (i) audited consolidated financial statements of Borrower prepared in accordance with US GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank, (ii) a Compliance Certificate signed by a Responsible Officer, (iii) a Borrowing Base Certificate signed by a Responsible Officer and (iv) Borrower’s latest Annual Report on Form 10-K filed with the SEC;

            (d)      if applicable, copies of all reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt;

            (e)      promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower that is reasonably likely to result in damages or costs to Borrower of Ten Million Dollars ($10,000,000) or more; and

            (f)      such other financial information as Bank may reasonably request from time to time.

                              6.4        Charter Documents. Borrower shall cause its Charter Documents to remain in full force and effect in the form presented to Bank on the Closing Date, except for amendments that do not adversely affect the right or ability to satisfy Borrower’s obligations under this Agreement.

                              6.5       Taxes.  Borrower shall make due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by US GAAP) by Borrower.

                              6.6        Bank Accounts.  By no later than thirty (30) days following the Closing Date, Borrower shall deposit, and at all times thereafter maintain, not less than Two Million Dollars ($2,000,000) in a demand deposit account at Bank.

                              6.7        Fair Market Value of Collateral.  The Collateral shall at all times have a Fair Market Value of not less than (i) the aggregate amount of Advances outstanding hereunder, multiplied by two (2).

                              6.8        Management Agreement. Borrower shall remain in compliance with the Management Agreement.

                              6.9        Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

    7.       NEGATIVE COVENANTS.

                              Borrower will not do any of the following:

                              7.1        Intentionally Omitted.

                              7.2       Change in Business; Change in Control or Executive Office.  Engage in any business other than the business currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business materially in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of formation; or without Bank’s prior written consent, change the date on which its fiscal year ends.

                              7.3        Mergers or Acquisitions.  Merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of another Person, other than Permitted Investment.

                              7.4        Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness other than Permitted Indebtedness.

                              7.5        Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to the Collateral other than Liens in favor of Bank; or assign or otherwise convey any right to receive income other than Permitted Liens; or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of the Collateral.

                              7.6        Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person other than Permitted Investments.

                              7.7       Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower that violates or would violate the Charter Documents and/or any applicable legal or regulatory requirements of Borrower with respect to affiliated transactions, or that could reasonably be expected to have an adverse effect on the priority of Bank’s security interests in the Collateral .

                              7.8        Subordinated Debt.  Make any payment in respect of any Subordinated Debt in contravention of the terms of the subordination provisions applicable to such Subordinated Debt, whether such subordination provisions are contained in the promissory note or other agreement, document or instrument evidencing such Subordinated Debt or in a separate subordination agreement between Bank and the holder of such Subordinated Debt, or amend any subordination provision contained in any documentation relating to any Subordinated Debt without Bank’s prior written consent.

                              7.9       Collateral. Pledge, assign or otherwise convey any right to, the Collateral to any Person other than Bank; or deliver the Collateral to any Person other than Bank and U.S. Bank; provided that Bank has a perfected security interest in any Collateral held by U.S. Bank.

                              7.10     Compliance.  Become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose, or fail to comply in any material respect with, or violate any, material law or regulation applicable to Borrower that could reasonably be expected to result in a Material Adverse Effect.

   8.    EVENTS OF DEFAULT.

                              Any one or more of the following events shall constitute an Event of Default under this Agreement:

                              8.1        Payment Default.  If Borrower fails to pay, when due, any of the Obligations hereunder beyond any applicable periods for cure thereof;

                              8.2       Covenant Default.  If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) Business Days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof;

                              8.3        Existence.  If Borrower is dissolved or Borrower’s existence is otherwise terminated or any action is taken to effect such termination or Borrower’s dissolution, or if Borrower fails to comply with any term of its Charter Documents beyond any applicable time for cure, or such that would have a Material Adverse Effect on Borrower;

                              8.4        Material Adverse Change. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

                              8.5       Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) Business Days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to a material portion of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

                              8.6        Insolvency or Bankruptcy. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

                              8.7       Other Agreements. If there is a default or other failure to perform beyond any applicable cure period in (i) the Management Agreement or (ii) any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Ten Million Dollars ($10,000,000) or which could have a Material Adverse Effect.

                              8.8       Judgments. If a final, non-appealable judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Ten Million Dollars ($10,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) Business Days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment).

                              8.9       Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

   9.                BANK’S RIGHTS AND REMEDIES.

                              9.1        Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

           (a)      Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.7, all Obligations shall become immediately due and payable without any action by Bank);

            (b)      Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank

            (c)  Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable

            (d)      Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral.  Borrower agrees to assemble the Collateral and/or any documents relating to the Collateral, and to make such documents and/or the Collateral available to Bank as Bank may designate.  Borrower authorizes Bank to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith;

            (e)      Enforce all of the rights of Borrower to receive the proceeds of the Collateral and apply the proceeds thereof to the Obligations;

            (f)      Dispose of the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate; and

            (g)      Bank may credit bid and purchase at any public sale.

                              9.2        Right of Setoff; Deposit Accounts.  Upon and after the occurrence of an Event of Default, Bank is hereby authorized by Borrower, at any time and from time to time, (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by Bank to Borrower (whether payable in U.S. Dollars or any other currency, whether matured or unmatured, and, in the case of deposits of Borrower, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits of Borrower so held as Bank in its sole discretion may elect.

                              9.3       Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.  No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

                              9.4       Demand; Protest.  In the case of an Event of Default, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

   10.             NOTICES.

                              Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by email to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	CĪON INVESTMENT CORPORATION 3rd Park Avenue, 36th Floor New York, NY 10016 Attn: General Counsel
Email: legal@iconinvestments.com

If to Bank:	EAST WEST BANK 2223 Washington Street Newton, MA 02462 Attn: Emma Wang, Vice President Email: emma.wang@eastwestbank.com

        The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

   11.             CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE.

        This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Jurisdiction shall lie in the State of California.  BANK AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED.  EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM.  THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Los Angeles County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Los Angeles County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Los Angeles County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12.        GENERAL PROVISIONS.

                              12.1     Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion.  Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

                              12.2      Indemnification.  Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys' fees and expenses), except for losses caused by Bank’s bad faith, gross negligence, willful misconduct, reckless disregard of its duties or breach of this Agreement.  Borrower shall not be liable for any consequential or incidental damages for lost profits.

                              12.3      Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

                              12.4      Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

                              12.5     Amendments in Writing, Integration.  Neither this Agreement nor the Loan Documents can be amended or terminated orally.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

                              12.6     Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

                              12.7     Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower.  The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

                              12.8     Prepayment of Loans; Termination of Security; Release of Guarantees.  Borrower may terminate this Agreement at any time in its sole discretion upon at least three (3) Business Days prior notice to Bank, provided that, prior to such time, all Advances have been repaid and any and all other charges and costs to be paid hereunder have been paid in full as due to the date of termination and Borrower has complied with all other obligations hereunder to the date of termination, in each case as determined by the Bank in its reasonable discretion.  Upon such termination, Bank shall release any security that it may have to the Collateral and shall terminate any guarantees hereunder, and the parties shall execute such other documents as may reasonably be required to fully terminate this Agreement and the parties’ rights and obligations hereunder following such termination.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CĪON INVESTMENT CORPORATION By: /s/ Michael A. Reisner Name: Michael A. Reisner Title: Co-President and Co-CEO EAST WEST BANK By: /s/ Emma Wang Name: Emma Wang Title: First Vice President

 [Signature Page to Loan and Security Agreement]